TEMPLETON RUSSIA FUND, INC.
                            SHARE REPURCHASE PROGRAM
                             FROM 4/1/00 TO 03/31/01


                                                                                         CLOSING
                                                                                         MARKET
                                                                              COST       VALUE        NET ASSET      DISCOUNT % OF
                                              DATE                   TOTAL     PER       AS OF       VALUE AS OF       MARKET TO
                                           REPURCHASED    SHARES      COST    SHARE    TRADE DATE    TRADE DATE     NET ASSET VALUE
-----------------------------------------------------------------------------------------------------------------------------------
Shares Repurchased during the period:/1/
                                           03/22/2001     30,000    $336,450   11.22      11.34         13.50             16%
                                           03/29/2001      3,500      37,993   10.86      10.86         13.42             17%
                                           03/30/2001      2,300      24,875   10.82      10.90         13.39             19%
                                                        --------    --------
TOTAL SHARES REPURCHASED FOR
 CURRENT PERIOD:                                          35,800     399,317
                                                        --------   ----------
TOTAL SHARES REPURCHASED SINCE INCEPTION:                 35,800    $399,317

PERCENTAGE OF SHARES REPURCHASED SINCE
  INCEPTION OF THE REPURCHASE PROGRAM:                       0.7%

1.  INCEPTION DATE OF REPURCHASE PLAN IS 11/29/00.